Exhibit 99.1


[QWEST LOGO]                                                   [GRAPHIC OMITTED]




FOR IMMEDIATE RELEASE

Contacts:  Qwest Media:                Qwest Investor:
           Tyler Gronbach              Lee Wolfe
           303-992-2155                800-567-7296
           Tyler.Gronbach@qwest.com    IR@qwest.com


            QWEST COMMUNICATIONS URGES U S WEST BOARD TO ENTER INTO
             DISCUSSIONS WITH QWEST REGARDING BUSINESS COMBINATION

  -- Superior Qwest Offer Would Benefit U S WEST Shareholders, Customers and
            Employees and Would Better Implement U S WEST Vision --

DENVER, June 22, 1999 - Qwest Communications International Inc. (Nasdaq: QWST) stated today that Joseph P. Nacchio, Chairman and CEO of Qwest, sent a letter to Solomon D. Trujillo, Chairman, President and CEO of U S WEST, Inc., urging the U S WEST Board to enter into discussions with Qwest regarding a business combination. A copy of the letter is attached to this press release.

In the letter, Mr. Nacchio said he was disappointed that the U S WEST Board of Directors did not fully consider the benefits of the Qwest offer, including the greater likelihood that Qwest and U S WEST together can achieve U S WEST's stated vision of creating a data- and wireless- centric company that provides integrated services inside its current region and globally. Mr. Nacchio also said that the Qwest proposal offers a value to the U S WEST shareholders higher than the value of the Global Crossing offer, that the Qwest stock is stronger and more liquid than the Global Crossing stock, that Qwest offers greater realizable synergies and upside potential than Global Crossing does, and that Qwest offers the benefits of a true, integrated merger without the use of a complex, divisive tracking stock.

"We encourage the U S WEST Board to take all actions necessary to enter into discussions with us regarding our offer so that we can conclude a business combination that is in the best interests of U S WEST's shareholders, customers and employees," Mr. Nacchio said.



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About Qwest

Qwest Communications International Inc. (Nasdaq: QWST) is a leader in reliable and secure broadband Internet-based data, voice and image communications for businesses and consumers. Headquartered in Denver, Qwest has more than 8,500 employees working in North America, Europe and Mexico. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking, spans more than 18,500 route miles in the United States, with an additional 315-mile network route to be completed by the end of the year. In addition, Qwest and KPN, the Dutch telecommunications company, have formed a venture to build and operate a high-capacity European fiber optic, Internet Protocol-based network that has 2,100 miles and will span 9,100 miles when it is completed in 2001. Qwest also has nearly completed a 1,400-mile network in Mexico. For more information, please visit the Qwest web site at www.qwest.com.

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This release and the attachments may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule and on budget, financial risk management and future growth subject to risks, Qwest's ability to achieve Year 2000 compliance, and adverse changes in the regulatory or legislative environment. This release and the attachments include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. In addition, certain statements regarding synergies and other projections and information contained in this release and the attachments are based on publicly available information regarding U S WEST. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or such publicly available information or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

A copy of the letter to Mr. Trujillo follows:

             [Qwest Communications International Inc. letterhead]

Mr. Solomon Trujillo
Chairman, President and Chief Executive Officer
U S WEST, Inc.
1801 California Street
Denver, CO 80202

                                 June 22, 1999


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Dear Sol:

We are disappointed by the decision of the U S WEST Board of Directors to not begin discussions with Qwest regarding our offer to you. Apparently, your Board has not fully considered the benefits of our offer, which we believe is financially, structurally and strategically superior to Global Crossing's offer.

The benefits of the Qwest offer include the following, among others:

o Qwest offers a business combination that is more likely to realize the stated U S WEST vision of creating a "data- and wireless-centric company that provides integrated services inside [its] current region and globally." Qwest has a well- established business and operations, a fully constructed network and a proven management team with a record of significant accomplishments. We have successfully managed Qwest's businesses and consistently exceeded analysts' expectations. Additionally, our management team has experience in successfully integrating large acquisitions. In contrast, Global Crossing offers one undersea cable, less than 200 employees, few customers and a management team without a track record at the company. Global Crossing's main feature is its proposed business plan - not its network, customer base or management.

o Qwest offers a value to U S WEST shareholders higher than that offered by the Global Crossing proposal. Based upon the closing price of Qwest's stock on Monday, June 21, 1999, our offer for U S WEST is worth $65.30 per share to U S WEST shareholders (or 7% more than the Global Crossing offer), assuming that Qwest enters into an acquisition agreement with Frontier Corporation, or $63.65 per share (or 4.3% more than the Global Crossing offer), assuming that Qwest does not reach such an acquisition agreement. Furthermore, we observe that the stock price of U S WEST has increased from $54.875 to $58.313 per share, or by 6%, since Friday, June 11, 1999, the last trading day before Qwest made its offer. These premiums, we believe, reflect the agreement by U S WEST shareholders that the Qwest offer is superior and has greater potential to deliver long-term value.

o Qwest stock is stronger, more stable and more liquid than Global Crossing stock. We have a substantial public float that is significantly greater than the public float of Global Crossing. The volatility of Qwest's stock is less than the historical volatility of Global Crossing's stock. Due to its thin public float, Global Crossing's stock price may experience substantial declines if Global Crossing insiders sell their shares after the closing of the Frontier/Global Crossing (when their lockups terminate) or if even a small number of Frontier or U S WEST shareholders elect to sell the Global Crossing shares they would receive in the mergers with Global Crossing.



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o        Qwest offers greater realizable synergies and upside potential than
         Global Crossing. We have a number of specific, identifiable and quantifiable synergies resulting from a combination with U S WEST. As we have described before, we believe that the combination will result in significant operating synergies, aggregating approximately $9.3 billion to $9.75 billion through the year 2005 from the combination of U S WEST and Qwest. These synergies are much greater than the vague and unexplained synergies that Global Crossing claims will result from its offer.

o Qwest offers the benefits of a true merger. Our offer, with its single class of stock, best serves the shared strategic vision of Qwest and U S WEST to offer our customers a bundle of services (including local, long-distance, Internet and data products) through an owned network with end-to-end connectivity in a world-wide marketplace. The tracking stock proposed by Global Crossing does not further this vision. In fact, Global Crossing's tracking stock will separate management teams, divide assets and operations and create long-term conflicts between the strategies, objectives and management of the two entities reflected in a tracking stock structure.

For the reasons given above, and for other reasons, our offer is superior to the Global Crossing proposal. We believe that the superiority of our offer will become increasingly evident as the industry and the markets appreciate the value of the proposed combinations, the quality of Qwest's network, management and operations and the synergies resulting from the combinations.

We believe the best interests of U S WEST's shareholders, the more than 25 million customers in its 14-state service area, and its employees would be served if U S WEST's Board of Directors takes the actions necessary to enter into discussions with Qwest regarding its offer so that we may promptly enter into an agreement for a business combination. We also believe a business combination with Qwest will better implement the strategic vision stated by U S WEST than through the Global Crossing offer.

We look forward to discussing our proposal with you.

                                                       Sincerely,

                                                       /s/ Joseph P. Nacchio

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